Exhibit 99.1

NEWS

For immediate release

Contact:	Timothy J. Romenesko
Vice President, Chief Financial Officer
(630) 227-2090
e-mail address: tromenesko@aarcorp.com
web address: www.aarcorp.com

AAR REPORTS FISCAL YEAR 2006 THIRD QUARTER RESULTS

• 51% sales growth in MRO; 21% in Aviation Supply Chain; 16% in Structures and Systems
• Operating margin of 7.9% versus 4.9% last year
• 132% growth in pre-tax income before special item
• Net income of $9.1 million versus $2.6 million last year

WOOD DALE, ILLINOIS (March 22, 2006) — AAR (NYSE: AIR) today reported sales of $226.0 million for the third quarter of fiscal 2006, an increase of 14% compared to the prior year. Prior year third quarter sales included $15 million from the sale of the Company’s interest in certain aircraft at approximately book value.  Income from continuing operations for the third quarter was $9.1 million or $0.24 per diluted share, which includes a $3.9 million pre-tax expense ($0.07 per diluted share) related to the exchange of the 2.875% convertible notes to common stock and a $1.6 million federal income tax benefit ($0.04 per diluted share) related to export activities.  For the third quarter of last year, the Company reported income from continuing operations of $5.2 million or $0.15 per diluted share.

Following are highlights for each segment:

•                  Aviation Supply Chain - Sales increased by 21% in the third quarter compared to the same quarter last year fueled by strong demand for the Company’s parts and logistics services, specifically new supply chain programs with Mesa and the U.K. Ministry of Defence.  AAR announced in February that its aircraft component services business signed a multi-year agreement with EADS subsidiary ATR to repair and overhaul components for ATR regional turboprop aircraft.

•                  Maintenance, Repair and Overhaul - Sales increased by 51% in the third quarter over the prior year primarily due to the addition of sales from the Indianapolis-based heavy maintenance operation and higher volume at the Company’s landing gear business.  The Indianapolis operation continued to grow, adding sales and resources and increasing the number of bays utilized to six.  AAR announced in February its landing gear joint venture in Malaysia received certification from the Malaysian Department of Civil Aviation (DCA) and passed its Federal Aviation Administration (FAA) certification audit.  In addition, the Company announced it had been selected to provide landing gear maintenance, repair and overhaul

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

services on certain aircraft for three new customers in Asia – China Airlines, Shanghai Airlines and China Eastern Airlines (Yunnan).  These developments mark continued progress in the Company’s goal to increase its presence in Asia.

•                  Structures and Systems - Sales increased by 16% in the third quarter versus last year driven by demand for the Company’s specialized mobility products and cargo systems.  A change in product mix has pressured margins, but the results and backlog in this segment remain strong.

•                  Aircraft Sales and Leasing - Sales decreased by 82% in the third quarter compared to last year due to the sale of the Company’s interest in certain aircraft in the third quarter of last year for $15 million.  Operating income in this segment continues to grow with increased deal flow in the Company’s joint ventures.  The total number of aircraft held in joint ventures at the end of the quarter was 15, an increase of five for the quarter.

The Company continues to achieve strong growth in both defense and commercial markets.  Sales to defense and commercial customers increased 22% and 11%, respectively, compared to the prior year.

Higher sales volumes and favorable mix drove an improvement in gross profit margin from 15.5% last year to 19.2% this year.  SG&A costs in the third quarter grew year over year, tied primarily to an increase in personnel related expenses.  Operating margin rose to 7.9% from 4.9% a year ago.  Pre-tax income (income from continuing operations before income taxes) before the $3.9 million expense related to the exchange of the 2.875% convertible notes to common stock grew to $14.0 million, an increase of 132% versus the prior year.

On February 1, 2006, the Company issued $150 million of 1.75% convertible senior notes due 2026.  The notes may be converted, under certain circumstances, into common stock of AAR, cash or a combination of cash and common stock.  The Company used a portion of the net proceeds to repurchase accounts receivable that had been securitized, to repay short-term indebtedness and to purchase aviation equipment which was subject to an operating lease.  As a result of this new financing, the number of shares used to compute diluted earnings per share increased by 1.7 million shares for the third quarter and will increase by an additional 3.4 million shares in the fourth quarter.

“We achieved meaningful double-digit sales growth in the MRO, Aviation Supply Chain and Structures & Systems segments as we benefited from new initiatives and business wins developed over the last couple of years.  During the quarter, we saw gains in efficiencies, largely due to sales growth, resulting in improved gross profit margin, which generated significant earnings growth.” said David P. Storch, Chairman, President and Chief Executive Officer of AAR.  “The financing we completed during the quarter enhances our liquidity and increases our operating flexibility, and we plan to use the proceeds to further support the execution of our strategy.”

During the third quarter, the Company acquired $50.6 million aggregate principal amount of its 2.875% Convertible Senior Notes due 2024, or approximately 76% of the previously outstanding principal amount, in exchange for an aggregate 2.72 million newly issued shares of its common stock.  The number of shares issued was equivalent to the number into which the notes were convertible under the terms of the notes.  The Company recorded a $3.9 million pre-tax expense on the exchange of the notes into common stock in advance of the call date which was comprised of interest that the note holders would otherwise have been entitled to, plus an incentive.  As a result of this action, the Company’s long-term debt decreased by $50.6 million and stockholders’ equity increased by $46.6 million.  The 2.72 million newly issued shares do not have an incremental impact on diluted earnings per share because these shares are already included in the diluted earnings per share calculation.

Upon completing its fiscal 2005 federal income tax return in February 2006, the Company determined that it qualified for additional tax benefits related to its export activities and therefore recorded a $1.6 million tax benefit during the third quarter ended February 28, 2006.  Similarly, the Company had recorded a $0.5 million benefit during the third quarter ended February 28, 2005.

AAR is a leading provider of products and value-added services to the worldwide aviation/aerospace industry.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve airline and defense customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems and Aircraft Sales and Leasing. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 10:30 a.m. CST on March 22, 2006. The conference call can be accessed by calling 866-814-8483 from inside the U.S. or 800-4363-7976 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 869142).  The replay will be available from 2:30 p.m. CST on March 22, 2006 until 11:59 p.m. CST on March 29, 2006.

 # # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 7, entitled “Factors Which May Affect Future Results”, included in the Company’s May 31, 2005 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations

(In thousands except per share data)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Sales	$225,986	$197,701	$643,804	$537,922
Cost and expenses:
Cost of sales	182,527	166,966	527,673	452,190
Selling, general and administrative	25,795	21,182	73,317	61,460

Equity in earnings of joint ventures	262	198	1,060	206

Operating income	17,926	9,751	43,874	24,478

Gain (loss) on extinguishment of debt	(3,893)	—	(3,893)	995

Interest expense	4,804	4,163	13,433	12,855
Interest income	849	438	1,811	1,103

Income from continuing operations before income taxes	10,078	6,026	28,359	13,721

Income tax expense	948	841	6,095	977

Income from continuing operations	9,130	5,185	22,264	12,744

Discontinued operations:
Operating loss, net of tax	—	(364)	—	(798)
Loss on disposal, net of tax	—	(2,226)	—	(2,226)
Loss from discontinued operations	—	(2,590)	—	(3,024)

Net income	$9,130	$2,595	$22,264	$9,720

Share Data:

Earnings (loss) per share - Basic:
Earnings from continuing operations	$0.27	$0.16	$0.68	$0.39
Loss from discontinued operations	—	(0.08)	—	(0.09)
Earnings per share - Basic	$0.27	$0.08	$0.68	$0.30

Earnings (loss) per share - Diluted
Earnings from continuing operations	$0.24	$0.15	$0.62	$0.37
Loss from discontinued operations	—	(0.07)	—	(0.08)
Earnings per share - Diluted	$0.24	$0.08	$0.62	$0.29

Average shares outstanding - Basic	33,709	32,258	32,723	32,249
Average shares outstanding - Diluted	39,150	36,417	37,397	36,334

Consolidated Balance Sheet Highlights

(In thousands except per share data)

	February 28, 2006	May 31, 2005
	(Unaudited)	(Derived from audited financial statements)
Cash and cash equivalents	$104,813	$50,338
Current assets	592,875	474,542
Current liabilities (excluding debt accounts)	175,002	156,280
Net property, plant and equipment	71,567	71,474
Total assets	938,151	732,230
Total recourse debt	296,734	202,042
Total non-recourse debt	27,704	28,862
Stockholders’ equity	393,199	314,744
Book value per share	$10.82	$9.66
Shares outstanding	36,349	32,586

Sales by Business Segment

(In thousands - unaudited)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2006	2005	2006	2005
Aviation Supply Chain	$117,170	$96,472	$332,274	$274,641
Maintenance, Repair and Overhaul	43,591	28,949	124,820	75,252
Structures and Systems	61,864	53,272	177,041	147,414
Aircraft Sales and Leasing	3,361	19,008	9,669	40,615
	$225,986	$197,701	$643,804	$537,922

Diluted Earnings Per Share Calculation

(In thousands except per share data)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Net income as reported	$9,130	$2,595	$22,264	$9,720
Add: After-tax interest on convertible debt	358	306	969	924
Net income for diluted EPS calculation	$9,488	$2,901	$23,233	$10,644

Diluted shares outstanding	39,150	36,417	37,397	36,334

Diluted earnings per share	$0.24	$0.08	$0.62	$0.29

Note:  Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”) to comparable financial measures reported on a non-GAAP basis.  The Company believes that the reported non-GAAP financial results are more representative of the Company’s true operating performance as it excludes the loss on extinguishment of debt.

	Three Months Ended February 28,
(In thousands)	2006	2005
GAAP income from continuing operations before income taxes	$10,078	$6,026
Plus: Loss on extinguishment of debt	3,893	—
Adjusted income from continuing operations before income taxes	$13,971	$6,026